News Release	MEDIA CONTACT: Cindy Moon-Mogush, Corporate Communications 920-431-8034

Associated Banc-Corp Declares a 29-Cent Dividend;

5 Percent Share Buyback Authorized

GREEN BAY, Wis. – Jan. 24, 2007 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular cash dividend of 29 cents, payable Feb. 15 to shareholders of record Feb. 6. It is the company’s 148th consecutive quarterly cash dividend.

Associated also announced today its Board of Directors authorized the repurchase of up to 5 percent of Associated’s outstanding shares, or approximately 6.4 million shares. Repurchases of shares may be accomplished through accelerated share repurchase programs. When combined with the shares remaining under a previously announced repurchase authorization, the company now has authorization to repurchase approximately 7.8 million shares.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 315 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

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